                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


--------------------------------------------------------------------------------
                MALIBU ENTERTAINMENT WORLDWIDE, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

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   (4)  Date Filed:

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

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                         717 NORTH HARWOOD, SUITE 1650
                              DALLAS, TEXAS 75201

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                             QUESTIONS AND ANSWERS

WHEN AND WHERE IS THE MEETING?

     The annual meeting of shareholders of Malibu Entertainment Worldwide, Inc. will be held at the SpeedZone, 11130 Malibu Drive, Dallas, Texas, on Tuesday, June 6, 2000, at 11:00 a.m. local time.

WHO CAN VOTE?

     Record holders of shares of Malibu common stock (the "Malibu Common Shares") as of the close of business on May 2, 2000 are entitled to vote at the meeting. On that date, 57,142,547 Malibu Common Shares were outstanding and each Share is entitled to one vote.

WHAT IS BEING VOTED ON?

     - Election of seven directors for terms ending at the 2001 annual meeting of shareholders.

     - Any other business properly brought before the meeting.

     MEI Holdings, L.P., the holder of 67% of the Malibu Common Shares ("MEI Holdings"), has informed the Company that it intends to vote its shares in favor of each of the nominees and any other matter that properly comes before the meeting. Accordingly, each of the director nominees will be elected and any other matter properly brought before the meeting will be approved as a result of MEI Holdings' vote, regardless of how many other Malibu shareholders vote. As of the date of this proxy statement, the directors do not know of any other matters that are to be presented at the meeting. If any other matter requiring a vote properly comes before the meeting, the holders of the proxies will vote your Malibu Common Shares on any such matter in their sole discretion.

HOW DO I VOTE?

     Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you do not indicate your voting preferences on your proxy card, your Malibu Common Shares will be voted in favor of the proposal.

MAY I CHANGE MY VOTE?

     You may revoke your proxy at any time before your proxy is voted at the annual meeting in any one of the following three ways:

          (1) by sending a written notice to the Secretary of the Company, stating that you want to revoke your proxy;

          (2) by completing a properly signed proxy with a later date; or

          (3) by voting in person at the annual meeting.

WHEN IS THIS PROXY STATEMENT BEING MAILED TO SHAREHOLDERS?

     This Proxy Statement is being mailed to Shareholders on or about May 5, 2000.

WHO IS SOLICITING PROXIES?

     The Company has retained McKenzie Partners, Inc. to aid in the solicitation of proxies in the enclosed form and related duties and will pay such firm a customary fee plus reasonable expenses for so acting (estimated at $3,500 in the aggregate). The cost of solicitation of proxies will be borne by the Company. It is expected that solicitation of proxies will be primarily by mail. Proxies may, however, be solicited by the Company's directors, officers and employees (without additional compensation), in person, by telephone or otherwise. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of Malibu Common Shares held of record by such persons. The Company may, upon request, reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

     Abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained as to the proposals and therefore will have no effect on the outcome of the vote on any matter being considered at the Annual Meeting that requires the affirmative vote of a majority of votes cast at the Annual Meeting of Malibu Common Shares entitled to vote.

ARE DISSENTER'S RIGHTS OR APPRAISAL RIGHTS AVAILABLE TO SHAREHOLDERS?

     The shareholders of Malibu have no dissenter's or appraisal rights under
Article 13 of the Georgia Business Corporation Code or under Malibu's Articles of Incorporation with respect to the items set forth in this Proxy Statement.

WHOM SHOULD I CALL WITH QUESTIONS?

     If you have questions regarding the matters referred to in this document, you should contact Richard N. Beckert, Malibu's Chief Executive Officer, at
(214) 210-8701.

                             ELECTION OF DIRECTORS

INFORMATION ABOUT BOARD NOMINEES

     The Malibu Board will consist of seven directors, each of whom has been nominated, and agreed to stand, for re-election. We have provided information regarding each nominee below. If any of the nominees is unable to stand for election, we may provide for a lesser number of nominees or designate a substitute for such nominee. In the latter event, Malibu Common Shares represented by proxies may be voted for the substitute. If elected, each director nominee will serve for a term expiring at Malibu's 2001 annual meeting of shareholders or until the earlier of the election of his or her successor or his or her resignation or removal from office.

                                                                    DIRECTOR
NAME                                                          AGE    SINCE
----                                                          ---   --------
Richard N. Beckert..........................................  43      1998
Daniel A. Decker............................................  47      1996
James T. Hands..............................................  39      1996
Richard M. Fitzpatrick......................................  46      1996
William M. Kearns, Jr. .....................................  64      1995
Steven D. Scheetz...........................................  32      1998
Bert W. Wasserman...........................................  66      1995

     Richard N. Beckert has been a member of the Board since November 1998 and Chief Executive Officer of Malibu since August 1998. Prior to joining Malibu, Mr. Beckert was the Senior Vice President of Administration, for Bristol Hotels and Resorts ("Bristol") and served in various capacities for Bristol from

1983 through 1998. Mr. Beckert was the Mayor of the Town of Addison, Texas from May 1993 until May 1999. He was a member of the Board of Directors of the Metrocrest Chamber of Commerce from 1992 until 1999. He was also a member of the Addison Business Association from 1985 to 1999. Mr. Beckert has been a board member of Houlihan's Restaurant Group, Inc. since 1999.

     Daniel A. Decker has been a member of the Board since August 1996 and an Executive Vice President of The Hampstead Group, LLC ("Hampstead") since 1990. Hampstead is an investment firm which sponsored formation of MEI Holdings, Malibu's majority shareholder. Mr. Decker served as a director of Wyndham Hotel Corporation from 1996 until the sale of Wyndham to Patriot American Hospitality, Inc. in 1998. Prior to 1990, Mr. Decker was a partner in the Dallas law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan, P.C. Mr. Decker was a director of Forum Group, Inc. from June 1993 until March 1996.

     James T. Hands has been a member of the Board since 1996 and has been a Vice President of Hampstead since 1993. Prior to 1993, Mr. Hands was a consultant employed by Kenneth Leventhal & Co.

     Richard M. Fitzpatrick has been a member of the Board since August 1996 and has been the Chief Financial Officer/Vice President of Hampstead since 1989. He served as the interim chief financial officer of Malibu from November 1996 through December 1998.

     William M. Kearns, Jr. has been a member of the Board since January 1995. Since 1994, Mr. Kearns has served as President of W.M. Kearns & Co., Inc., a private investment company. Since 1998, he has served as vice chairman of Keefe Managers, Inc. which manages a series of financial services portfolios. Mr. Kearns serves as a senior consultant to Proudfoot Consulting, Plc. He is a trustee of EQ Advisors Trust, a registered investment company, and is a director of Greenfield Capital Partners, Marine Transport Corporation, Selective Insurance Group, Inc., and Transistor Devices, Inc. Mr. Kearns is a member of the Executive Advisory Board of the William E. Simon School of Business of the University of Rochester.

     Steven D. Scheetz has been a member of the Board since 1998. He currently serves as Vice President of Hampstead and is the managing member of Odyssey Advisors LLC. Since 1992, Mr. Scheetz has been a member of the mergers and acquisitions team at Hampstead and is responsible for the financial underwriting and valuation efforts of Hampstead and its investments. Prior to joining Hampstead, Mr. Scheetz was an officer of Belcore & Associates, Inc., a regional real estate investment and management firm. Previously, Mr. Scheetz worked in the corporate finance department of Daseke Management Company of America, a real estate investment and management company.

     Bert W. Wasserman has been a member of the Board since January 1995. Mr. Wasserman served as Executive Vice President and Chief Financial Officer from 1990 to 1994 and as a director from 1990 to 1993 of Time Warner Inc. From 1981 to 1991, Mr. Wasserman served as a member of the Office of the President and Board of Directors of Warner Communications, Inc. Mr. Wasserman served as a member of the National Advisory Board of Chemical Bank until March 1996. Mr. Wasserman currently serves as a member of the Board of the Baruch College Trust Fund, a director of various registered investment companies for which The Dreyfus Corporation acts as investment advisor, and a director of Winstar Communications, Inc. and Lillian Vernon Corporation.

     The seven candidates for director receiving the highest number of affirmative votes cast at the Annual Meeting will be elected as directors of Malibu. Shareholders do not have a right to cumulate their votes for directors. MEI Holdings has informed the Company that it intends to vote its shares (which represents 67% of the Malibu Common Shares outstanding on the Record Date) for each of the director nominees. Accordingly, each of the director nominees will be elected as a result of MEI Holdings' vote, regardless of how other Malibu shareholders vote.

     Robert A. Whitman, who currently serves as Chairman of the Board, will not be a nominee for election to the Board at the 2000 Annual Meeting. After the election, a new Chairman of the Board will be selected from the Board by a vote of the newly elected Board of Directors.

MALIBU BOARD MEETINGS

     Your directors met six times during 1999. Each director attended at least three-fourths or more of the total number of meetings of directors and meetings of committees on which he or she served.

MALIBU BOARD COMMITTEES

     The Malibu Board has two committees: an Audit Committee and a Compensation Committee. The Malibu Board does not have a nominating committee.

     The Audit Committee is responsible for reviewing (i) the selection of our independent auditors, (ii) the audits conducted by our independent and internal auditors, (iii) our internal controls and practices, and (iv) our financial statements as certified by our independent auditors. Messrs. Wasserman (Chairman), Fitzpatrick and Kearns are members of our Audit Committee. The Audit Committee met four times in 1999.

     The Compensation Committee is responsible for (i) determining the compensation of our executive officers and (ii) overseeing the base pay or salary, annual performance bonus and long-term compensation of our executive officers. Messrs. Decker (Chairman), Kearns and Wasserman are members of our Compensation Committee. The Compensation Committee met one time in 1999.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Principles. The Compensation Committee of the Board seeks to provide a competitive compensation package that enables us (i) to attract and retain key executives, (ii) to integrate pay programs with our business objectives, (iii) to reward executive officers for achievement of short-term operating goals and for long-term stockholder value, and (iv) to link individual executive compensation with our overall performance.

     Factors Considered in Determining Compensation. The Committee targets salaries for its key executives that are competitive with related industry companies of similar size, taking into account the experience of individual officers. Generally, the Committee attempts to fix base salaries at lower levels to emphasize result-oriented factors reflected in a bonus potential and the value of stock options. The Committee periodically reviews salaries and pay ranges for its executives, and salaries are increased based on the Committee's evaluation of an individual's performance and their contribution to our goals.

COMPENSATION COMMITTEE

Daniel A. Decker, Chairman
William M. Kearns, Jr.
Bert W. Wasserman

DIRECTOR COMPENSATION

  General

     Our directors, other than Mr. Beckert, are paid the following for their services as directors: (i) an annual fee of $25,000, payable in quarterly installments, (ii) fees of $1,000 for each special meeting attended in person,
(iii) fees of $750 for each telephonic special meeting attended, (iv) an annual fee of $5,000 for serving on a Board committee, (v) fees of $750 for each special committee meeting attended in person, and (vi) fees of $500 for each telephonic special committee meeting attended.

     Each of Messrs. Decker, Fitzpatrick, Hand, Scheetz and Whitman waived his rights to such fees for 1996, 1997, 1998 and 1999.

  Potential Compensation through Stock Option Plan Grants

     Nonemployee Director Stock Option Plan. In September 1993, Malibu adopted the 1993 Nonemployee Director Stock Option Plan (the "Director Plan") which was amended during 1995 and for which 250,000 Malibu Common Shares are reserved for issuance. The Director Plan provides for the grant of nonqualified stock options to purchase Malibu Common Shares to directors who are not our employees. All options are issued at fair market value at the date of grant and vest immediately and expire 10 years from the date of grant. Each of Messrs. Decker, Fitzpatrick, Hands, Scheetz and Whitman waived his rights to such options for the years 1996 through 1999. Each of Messrs. Kearns and Wasserman were granted 5,000 stock options in 1999 pursuant to this plan.

     Mountasia 1993 Incentive Stock Option Plan. In September 1993, Malibu adopted the Mountasia 1993 Incentive Stock Option Plan (the "Plan"), which was amended in 1995. The Plan provides for the issuance of options covering up to 1,250,000 Malibu Common Shares. Options may be granted under the Plan to our employees, officers, directors, consultants and advisors. All options are issued at fair market value at the date of grant. The options expire four to five years from the date of grant and they vest immediately. As of December 31, 1999, there were no options outstanding under this plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain of our officers, directors and stockholders report transactions effected in Malibu Common Shares with the SEC. During 1999, each Malibu director filed on a timely basis the forms required under Section 16(a) relating to transactions in Malibu Common Shares.

                               EXECUTIVE OFFICERS

NAME                                                     AGE           POSITION
----                                                     ---           --------
Richard N. Beckert.....................................  43     Chief Executive Officer
R. Scott Wheeler.......................................  43     Chief Financial Officer

     See the biography of Richard N. Beckert under "Information about Board Nominees."

     R. Scott Wheeler has been Chief Financial Officer of Malibu since December 1998. Prior to joining Malibu, Mr. Wheeler was a vice president and assistant vice president of The Beltway Companies from 1985 to 1998. Mr. Wheeler is currently the Mayor of the Town of Addison, Texas, Chairman of the Communities Foundation of Texas Metrocrest Area Fund Advisory Council and is a member of the Board of Directors of Compass Bank Dallas.

                             EXECUTIVE COMPENSATION

                  SUMMARY COMPENSATION TABLE -- 1999 AND 1998

                                                                      LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION     ---------------------------------------
                                      --------------------     RESTRICTED      NUMBER OF SECURITIES
 NAME & PRINCIPAL POSITION    YEAR     SALARY      BONUS      STOCK AWARDS    UNDERLYING OPTION SALES
 -------------------------    ----    --------    --------    ------------    -----------------------
Richard N. Beckert, CEO.....  1999    $275,000    $150,000            --                    --
                              1998    $100,481    $164,725(3)   $687,500(1)          1,000,000
R. Scott Wheeler, CFO.......  1999    $124,789    $ 43,767            --                    --
                              1998(2) $  1,000    $  7,000            --               200,000

---------------

(1) This amount represents 500,000 restricted Malibu Common Shares with a value of $80,000 as of December 31, 1999. Dividends are payable on such restricted shares.

(2) Mr. Wheeler's employment was effective December 28, 1998.

(3) The amount listed includes an $11,600 signing bonus and a year-end bonus for 1998 of $153,125.

                                 STOCK OPTIONS

                     FISCAL YEAR END OPTION VALUES IN 1999

                                                          # OF SECURITIES     # OF SECURITIES
                                                            UNDERLYING          UNDERLYING
                                                         OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                             YEAR END            YEAR END
NAME                                                       --EXERCISABLE      --UNEXERCISABLE
----                                                     -----------------   -----------------
Richard N. Beckert, CEO...............................        333,333             666,667
R. Scott Wheeler, CFO.................................         50,000             150,000

All of the options listed in the above chart were denominated in prices greater than the December 31, 1999 stock price and therefore had no economic value (they were not in-the-money).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Mr. Beckert

     In August of 1998, Malibu entered into a four-year employment agreement with Mr. Beckert which provides that he will serve as the Chief Executive Officer and as a member of the Board of Directors. Mr. Beckert was to receive an initial annual base salary of $275,000, and he is entitled to annual bonus payments in an amount up to 100% of his annual base salary. If Mr. Beckert terminates his employment for good reason or the company terminates his employment within 6 months of a change in control, at a time when cause does not exist, Mr. Beckert will continue to receive his annual base salary through the date his employment is terminated and generally will receive the equivalent of two years annual base salary. When no other severance is due, if Mr. Beckert's employment is terminated for reasons other than for cause, Mr. Beckert will continue to receive his annual base salary through the date his employment is terminated and, generally, will receive the equivalent of two years base salary and bonus.

     In connection with entering into his employment agreement, Mr. Beckert was granted non-qualified stock options to purchase 1,000,000 Malibu Common Shares and 500,000 Restricted Malibu Common Shares with 100% cliff vesting were issued to him. The options vest at a rate of 1/48 per month for four years and the restricted stock vests in August of 2002. The option vesting is accelerated generally in circumstances which entitle Mr. Beckert to a severance payment under his employment agreement.

  Mr. Wheeler

     In December of 1998, Malibu entered into a three-year employment agreement with Mr. Wheeler which provides that he will serve as the Chief Financial Officer. The agreement called for Mr. Wheeler to receive an initial base salary of $120,000, and he is entitled to annual bonus payments of up to 50% of his annual base salary. When no other severance is due, if Mr. Wheeler's employment is terminated for reasons other than for cause or by Mr. Wheeler for good reason, Mr. Wheeler will continue to receive his annual base salary through the date his employment is terminated and, generally, will receive the equivalent of one year of his annual base salary.

     In connection with entering into his employment agreement, Mr. Wheeler was simultaneously granted non-qualified stock options to purchase 200,000 Malibu Common Shares. The options vest at a rate of 1/48 per month for four years. The option vesting is accelerated generally in circumstances which entitle Mr. Wheeler to a severance payment under his employment agreement.

  Long-Term Incentive Plan

     In April 1997, Malibu adopted its 1997 Long-Term Incentive Plan ("1997 Plan") which was implemented to attract and retain qualified officers and other key employees and to provide such employees with appropriate incentives. The plan provides for the issuance of up to 4,000,000 Malibu Common Shares and restricted stock. During 1999 and 1998, Malibu granted options to purchase 209,000 and 918,100, respectively, Malibu Common Shares at prices ranging from $0.38 to $3.00, the market price at the time of grant. The options vest over four years and expire ten years from the date of grant. Under the 1997 Plan, the Company issued Mr. Beckert's 500,000 shares of restricted stock and Mr. Wheeler's 200,000 options described above.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Recapitalization

     On July 20, 1999 the Company completed its previously announced recapitalization and the land sale and leaseback transaction (together, the "Recapitalization") relating to its Willowbrook, Texas and Puente Hills, California entertainment parks (the "Sale and Leaseback").

     The principal components of the Recapitalization were as follows:

     - Repayment of $11.4 million to one of the Company's principal lenders. $9.1 million of the $11.4 million came from the proceeds of the Sale and Leaseback with the balance being provided by an entity related to the Company's largest shareholder, MEI Holdings.

     - This lender, which held $21.4 million of secured debt of a subsidiary of the Company and $21.0 million of other indebtedness advanced through the Company's largest shareholder as an accommodation to the Company, also exchanged the remaining $33.0 million of debt (including $2.0 million of accrued interest) for non-convertible preferred stock of the Company. An entity related to this lender also received 6,000,000 of the Company's common shares. If the Company has not redeemed the non-convertible preferred stock by December 31, 2000, the lender will be entitled to an addition 2,000,000 of the Company's common shares plus 4,000,000 of common shares from the Company's largest shareholder.

     - The elimination of $500,000 per month principal amortization payment under the Company's debt to its next largest lender that would have been payable had the Recapitalization not been completed.

     - Conversion of $50.0 million of debt (including $8.0 million of accrued interest) to the Company's largest shareholder into preferred stock of the Company that is convertible into Company common stock at any time at $2.50 per common share. In addition, $12.0 million of debt (including $400,000 of accrued interest) to an entity related to the Company's largest shareholder was converted into preferred stock of the Company which is convertible into Company common stock at any time after September 30, 2000 at a per common share price of the lower of $2.50 or 120% of market at the time of conversion. This convertible preferred stock has the right to vote with the Company common stock on a "as converted" basis.

     In addition, an entity related to the Company's largest shareholder purchased, $2.8 million of additional shares of preferred stock of the Company. That entity and the Company's largest shareholder have the right, but not the obligation, to purchase up to $4.5 million and $2.5 million, respectively, worth of additional shares of preferred stock of the Company.

     In the Recapitalization, the Company issued convertible preferred stock to the Company's largest shareholder and a related entity in exchange for an aggregate of $62.0 million of debt held by those entities. These securities were exempt from registration with the Securities and Exchange Commission pursuant to
Section 4(2) of the Securities Act of 1933 as amended.

  Superstar Dragsters, Inc. Transaction

     In December 1999, the Company agreed to issue 4,633,922 shares of common stock worth $1,500,000 and made a payment of $1,100,000 in connection with a settlement with the manufacturer of its Top Eliminator(R) attraction relating to past and future orders of the attraction. These shares were issued in February 2000 and were exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933 as amended.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Resignation of Mr. L. Scott Demerau and Ms. Julia E. Demerau

     Directors L. Scott Demerau and Julie E. Demerau tendered their resignations from the Board of Directors on February 21, 2000. In connection with the resignation of Mr. Demerau from the Board of Directors of the Company, Mr. Demerau received discounted and accelerated payment of certain severance obligations owed to him pursuant to an existing agreement with the Company. The replacement agreement calls for Mr. Demerau's remaining obligations to be paid in full by the end of May 2000.

     Ms. Demerau was not entitled to any such payments.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total return on Malibu Common Shares with that of the S&P 500 Index and an industry group. This graph assumes $100 was invested on September 30, 1994 in each of Malibu Common Shares, the S&P 500 companies and a group of companies represented by the Entertainment-500 Industry Segment. Cumulative total return assumes the reinvestment of dividends.

                           TOTAL SHAREHOLDER RETURNS

                               PERFORMANCE GRAPH

----------------------------------------------------------------------------------------------------------------
        Measurement Period          September    September     December     December     December     December
      (Fiscal Year Covered)            1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Malibu Entertainment Worldwide
  Inc.                                 100.00        76.74        31.39        26.65        11.05         1.45

 S&P 500 Index                         100.00       129.74       169.13       225.56       290.02       351.04

 Entertainment-500                     100.00       132.18       133.12       194.24       263.16       307.92


--------------------------------------------------------------------------------------------------------------
                                                  Malibu
           Measurement Period                 Entertainment             S&P 500
          (Fiscal Year Covered)               Worldwide Inc.             Index              Entertainment
--------------------------------------------------------------------------------------------------------------
 Sep94...................................         100.00                 100.00                 100.00

 Sep95...................................          76.74                 129.74                 132.18

 Dec96...................................          31.39                 169.13                 133.12

 Dec97...................................          26.65                 225.56                 194.24

 Dec98...................................          11.05                 290.02                 263.16

 Dec99...................................           1.45                 351.04                 307.92


                         SECURITY OWNERSHIP INFORMATION

     The following table sets forth certain information regarding the beneficial ownership of Malibu Common Shares as of April 24, 2000 by (i) each person who we know beneficially owns more than 5% of Malibu Common Shares, (ii) each director and executive officer of Malibu, and (iii) all directors and executive officers of Malibu as a group. Unless otherwise stated below, the address of each person is the principal offices of Malibu located at 717 North Harwood, Suite 1650, Dallas, Texas 75201. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if that person has the right to acquire the shares within 60 calendar days after such date.

                              BENEFICIAL OWNERSHIP

                                                                NUMBER OF
                                                                 MALIBU        % OF MALIBU
NAME                                                          COMMON SHARES   COMMON SHARES
----                                                          -------------   -------------
MEI Holdings, L.P...........................................   38,323,513         67.07%
  4200 Texas Commerce Tower
  Dallas, Texas 75201
Richard N. Beckert(1).......................................      481,688             *
Daniel A. Decker(2).........................................   38,323,513         67.07%
Richard M. Fitzpatrick......................................           --            --
James T. Hands..............................................           --            --
William M. Kearns, Jr.(3)...................................      135,000             *
Steven D. Scheetz...........................................           --            --
Bert W. Wasserman(4)........................................       95,000             *
R. Scott Wheeler(5).........................................       74,999             *
Superstar Dragsters, Inc.(6)................................    4,633,922          8.11%
Partnership Acquisition Trust(7)............................    6,000,000          10.5%
All directors and executive officers as a group (8
  persons)(2)...............................................   39,110,180         68.44%

---------------

 *  Less than one percent

(1) Includes 437,521 vested options and 41,667 options that Mr. Beckert has the right to acquire within 60 days.

(2) Mr. Decker disclaims beneficial ownership of the 38,323,513 Malibu Common Shares held by MEI Holdings.

(3) Includes 35,000 vested options.

(4) Includes 35,000 vested options.

(5) Includes 66,667 vested options and 8,332 options that Mr. Wheeler has the right to acquire within 60 days.

(6) In December 1999, the Company agreed to issue 4,633,922 shares of common stock in connection with a settlement with the manufacturer of its Top Eliminator(R) attraction; these shares were issued in February 2000. Further described under "Certain Relationships and Transactions -- Superstar Dragsters, Inc. Transaction".

(7) On July 20, 1999, in connection with the Recapitalization, the Company issued 6,000,000 shares of common stock to one of its principal lenders, further described under "Certain Relationships and Transactions -- Recapitalization".

                             ADDITIONAL INFORMATION

AVAILABLE INFORMATION

     Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are being distributed to the shareholders together with this Proxy Statement.

FUTURE STOCKHOLDER PROPOSALS

     Any Malibu shareholder who wishes to submit a proposal for inclusion in the proxy materials for the 2001 Annual Meeting of Shareholders must submit such proposal to the Secretary of Malibu by March 1, 2001. The Securities and Exchange Commission recently amended Rule 14a-4 under the Exchange Act to provide that a proxy may confer discretionary authority to vote on a proposal for an annual meeting of stockholders if the proponent fails to notify the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement. For purposes of the Company's 2001 annual meeting of stockholders, management may use its discretionary voting authority to vote on any proposal with respect to which the Company receives notice after March 31, 2001, even if such proposal is not discussed in the proxy statement for the 2001 annual meeting of stockholders.

ACCOUNTANTS

     The Company has selected Arthur Andersen LLP to serve as the Company's independent accountants for 2000. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

May 5, 2000

                                      PROXY

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                          717 NORTH HARWOOD, SUITE 1650
                               DALLAS, TEXAS 75201

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2000

         This Proxy is solicited on behalf of the Board of Directors. The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints each of Richard N. Beckert and R. Scott Wheeler, with full power of substitution and resubstitution, as proxies of the undersigned, to represent and to vote as designated below and in accordance with their judgment all of the shares of Common Stock of Malibu Entertainment Worldwide, Inc. ("Malibu") held of record by the undersigned on May 2, 2000, at the Annual Meeting of Shareholders to be held on June 6, 2000 and at any adjournment or postponement thereof.

         The Malibu Board of Directors recommends a vote FOR the election of the seven nominees for director named below.

1.   ELECTION OF DIRECTORS

         [ ] FOR ALL nominees listed below           [ ]  WITHHOLD AUTHORITY
             except as marked to the                      to vote for all
             contrary below                               nominees listed below

     Richard N. Beckert, Daniel A. Decker, Richard M. FitzPatrick, James T. Hands, William M. Kearns, Jr., Steven D. Scheetz and Bert W. Wasserman.

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE ON ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH THAT NOMINEE'S NAME ABOVE.

     If not otherwise marked, this Proxy will be voted for the election of all nominees.

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                             Dated                                        , 2000
                                  ----------------------------------------


                             ---------------------------------------------------
                             Signature


                             ---------------------------------------------------
                                         Signature If Held Jointly



                             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                    PROMPTLY USING THE ENCLOSED ENVELOPE